Exhibit 7.4

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment (this “Amendment”), dated December 13, 2007, to the Agreement and Plan of Merger, dated as of October 14, 2007, as amended November 12, 2007 (the “Merger Agreement”), by and among HowStuffWorks, Inc., a Delaware corporation (the “Company”), Discovery Communications, LLC, a Delaware limited liability company (“Discovery”), HSW Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Discovery, and Michael P. Ring, as HSW Stockholders’ Representative (collectively, the “Parties”), is entered into by and among the Parties. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

WHEREAS, on October 14, 2007, the Parties entered into the Merger Agreement;

WHEREAS, on November 12, 2007, the Parties entered into First Amendment to the Merger Agreement;

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Merger Agreement as follows:

1. Subsection (a) of Section 2.9 of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“(a) To the Paying Agent for distribution to the Former Company Stockholders (including the Dissenting Stockholders), in accordance with Section 2.11, (i) the Closing Aggregate Merger Consideration minus (ii) the Options Closing Consideration minus (iii) the aggregate exercise price of all Company Options, minus (iv) the aggregate Pro Rata Percentage with respect to the Former Company Stockholders of (w) the Holdback Amount, (x) the GeoNova Holdback Amount, (y) the Intercompany Holdback Amount, if any, and (z) the HSW Stockholders’ Representative Escrow Amount;”

2. The following Subsection (f) shall be added to Section 2.9 of the Merger Agreement:

“(f) To the Company for distribution to the holders of Company Options, an amount equal to the Options Closing Consideration minus the aggregate Pro Rata Percentage with respect to all Company Options of (w) the Holdback Amount, (x) the GeoNova Holdback Amount, (y) the Intercompany Holdback Amount, if any, and (z) the HSW Stockholders’ Representative Escrow Amount; provided that such amount shall be paid to the Company within seven days of the Closing.”

3. Subsection (i) of Section 2.11(f) of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“(i) payment of the Per Share Merger Consideration to each holder of Common Stock or Company Option will be reduced by such holder’s Pro Rata Percentage of the Holdback Amount, the GeoNova Holdback Amount, the Intercompany Holdback Amount and the HSW Stockholders’ Representative Escrow Amount and”

4. The final sentence of Section 9.2(b) of the Merger Agreement shall be deleted from the Merger Agreement and the following shall be substituted in replacement thereof:

“For the avoidance of doubt, the HSW Stockholders’ Representative Escrow Fund and the portion of the Options Closing Consideration not deposited into the HSW Escrow Fund, the GeoNova Escrow Fund, the Intercompany Escrow Fund or the HSW Stockholders’ Representative Escrow Fund will not be available to satisfy claims of the Discovery Indemnified Parties under this Article IX or Article VI.”

5. Full Force and Effect. Except to the extent modified herein, all of the terms and conditions of the Merger Agreement, as heretofore in effect, shall remain in full force and effect, and, as modified hereby, all of the terms and conditions of the Merger Agreement are hereby ratified and confirmed in all respects.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

7. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Merger Agreement, acting by their duly authorized agents, to be executed as of the date first above written.

DISCOVERY COMMUNICATIONS, LLC

By:	/s/ Bruce Campbell
Name:	Bruce Campbell
Title:	President, Digital Media, Emerging Networks & Business Development

HSW MERGERSUB, INC.

By:	/s/ Bruce Campbell
Name:	Bruce Campbell
Title:	President

1

HOWSTUFFWORKS, INC.

By:	/s/ Jeff Arnold
Name:	Jeff Arnold
Title:	CEO

HSW STOCKHOLDERS’ REPRESENTATIVE

By:	/s/ Michael P. Ring
Name:	Michael P. Ring

2